Exhibit 99.1

National Oilwell Varco Commences Tender Offer for Any and All

2.600% Senior Unsecured Notes Due 2022

HOUSTON--(BUSINESS WIRE)-- National Oilwell Varco, Inc. (the “Company” or “NOV”) (NYSE: NOV) announced today that it has commenced a cash tender offer for any and all of its outstanding $400,000,000 aggregate principal amount of 2.600% Senior Unsecured Notes due 2022 (CUSIP No. 637071 AJ0) (the “Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase, dated the date hereof (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

The tender offer consideration for each $1,000 principal amount of the Notes purchased pursuant to the Offer will be $1,035 (the “Tender Offer Consideration”). Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration. In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date (as defined in the Offer to Purchase) for the Notes. The Company expects the Payment Date to occur on August 26, 2020 and the Guaranteed Delivery Payment Date to occur on August 28, 2020.

The Offer will expire at 5:00 p.m., New York City time, on August 25, 2020 (such time and date, as it may be extended by the Company, the “Expiration Time”), unless extended or earlier terminated by the Company. The Notes tendered may be withdrawn at any time at or before the Expiration Time by following the procedures described in the Offer to Purchase.

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

The Company has retained D.F. King & Co., Inc. as the tender agent and information agent for the Offer. The Company has retained Barclays Capital Inc. (“Barclays”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as the dealer managers (the “Dealer Managers”) for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers), (800) 967-7510 (all others), or nov@dfking.com. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following website: www.dfking.com/nov. Questions regarding the terms of the Offer should be directed to Barclays at (800) 438-3242 (U.S. toll-free) or (212) 528-7581 (collect) or J.P Morgan at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

This press release shall not constitute an offer to buy, or a solicitation of an offer to sell, any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About NOV

NOV is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information. Information on the Company’s website is not part of this release.

Cautionary Notice Regarding Forward-Looking Statements

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve risks and uncertainties. Such statements include plans, projections and estimates regarding the Offer. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions, satisfaction of conditions, changes in timing and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Readers are referred to documents filed by NOV with the SEC, including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which identify significant risk factors. Actual results may differ from those contained in the forward-looking statements. The Company undertakes no obligation to update forward-looking statements, except as required by law.

Contacts

Blake McCarthy

(713) 815-3535

Source: National Oilwell Varco, Inc.